                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 ___________


                                SCHEDULE 13G
                               (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                            PURSUANT To 13d-2(b)

                            (Amendment No. 4)/1/


                              WEST MARINE, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 954235 10 7
--------------------------------------------------------------------------------
                               (CUSIP Number)


------------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO. 954235 10 7                13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RANDOLPH K. REPASS
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES OF AMERICA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            7,417,958

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,417,958

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,417,958

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      APPROXIMATELY 44.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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-----------------------                                 -----------------------
  CUSIP No. 954235 10 7            13G                    Page 3 of 5 Pages
-----------------------                                 -----------------------

ITEM 1(a).   Name of Issuer:

                  West Marine, Inc.
             ------------------------------------------------------------------

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                  500 Westridge Drive, Watsonville, CA 95076-4100
             ------------------------------------------------------------------

ITEM 2(a).   Name of Person Filing:

                  Randolph K. Repass
             ------------------------------------------------------------------

ITEM 2(b).   Address of Principal Business Office or, if None, Residence:

                  500 Westridge Drive, Watsonville, CA 95076-4100
             ------------------------------------------------------------------

ITEM 2(c).   Citizenship:

                  United States of America
             ------------------------------------------------------------------

ITEM 2(d).   Title of Class of Securities:

                  Common Stock
             ------------------------------------------------------------------

ITEM 2(e).   CUSIP Number:

                  954235 10 7
             ------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

   (a)    [_] Broker or dealer registered under Section 15 of the Act,

   (b)    [_] Bank as defined in Section 3(a)(6) of the Act,

   (c)    [_] Insurance Company as defined in Section 3(a)(19) of the Act,

   (d)    [_] Investment Company registered under Section 8 of the Investment
              Company Act,

   (e)    [_] Investment Adviser registered under Section 203 of the Investment
              Advisers Act of 1940,

   (f)    [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

   (g)    [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
              see Item 7,

   (h)    [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
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----------------------                                    ---------------------
    CUSIP  954235 10 7               13G                    Page 4 of 5 Pages
----------------------                                    ----------------------

ITEM 4.   OWNERSHIP.

   (a)    Amount beneficially owned:

                 7,417,958
          ---------------------------------------------------------------------

   (b)    Percent of class:

                 Approximately 44.2%
          ---------------------------------------------------------------------

   (c)    Number of shares as to which such person has:

   (i)    Sole power to vote or to direct the vote

                 7,417,958
          ---------------------------------------------------------------------

   (ii)   Shared power to vote or to direct the vote

                 0
          ---------------------------------------------------------------------

   (iii)  Sole power to dispose or to direct the disposition of

                 7,417,958
          ---------------------------------------------------------------------

   (iv)   Shared power to dispose or to direct the disposition of

                 0
          ---------------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Of the 7,417,958 shares shown as owned by Mr. Repass, 7,138,958 are held in the name of Mr. Repass, 252,500 shares are held in the name of his spouse, 18,000 are subject to a right to acquire within 60 days of the date hereof by exercise of options granted to his spouse and 8,500 shares are held in the name of his minor son. Mr. Repass disclaims beneficial ownership of all the shares held by his spouse .

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATION.
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----------------------                                    ----------------------
    CUSIP 954235 10 7                 13G                   Page 5 of 5 Pages
----------------------                                    ----------------------

                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        2/12/1998
                                     -------------------------------------------
                                                         (Date)

                                                 /s/ RANDOLPH K. REPASS
                                     -------------------------------------------
                                                      (Signature)

                                      Randolph K. Repass, Chairman of the Board
                                     ------------------------------------------
                                                      (Name/Title)